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                                                                  EXHIBIT 23.04


                       CONSENT OF INDEPENDENT ACCOUNTANTS


       We consent to the incorporation by reference in the registration statement of Enron Corp. on Form S-3 of our report dated June 9, 1998, except for the information set out in Notes 37 and 38 for which the date is October 29, 1998, on our audits of the consolidated financial statements of Wessex Water Plc as at March 31, 1998 and 1997, and for the years ended March 31, 1998 and 1997, which report is included in Enron Corp.'s Form 8-K/A filed on November 6, 1998, and to all references to our firm included in the Registration Statement.


Coopers & Lybrand
Chartered Accountants
Bristol, England
January 11, 1999